Holly Energy Partners Announces Preliminary Assessment of Proposed New Pipelines

12/18/12

DALLAS, TX - Holly Energy Partners (NYSE “HEP”) announced today that it has engaged URS Corporation to perform preliminary engineering, routing and cost estimates for two proposed new pipelines.

The first proposed pipeline would be a new 20-inch intrastate crude oil pipeline between Cushing, Oklahoma and the Tulsa, Oklahoma refinery complex owned by Holly Refining & Marketing – Tulsa LLC (“HRM Tulsa”), a subsidiary of HollyFrontier Corporation. The 50-mile line would provide safe and reliable transport of Cushing sourced domestic and Canadian crude oil to HRM Tulsa’s 125,000 BPD facility. The pipeline would allow for a significant portion of crude oil transported to be heavy Canadian and sour crude oil. Crude oil processed at HRM Tulsa’s facility is currently transported on pipelines owned by Sunoco Logistics and Magellan Pipeline Company.

The second proposed pipeline would be a new 100-mile, 8-inch interstate petroleum products pipeline between the Cheyenne, Wyoming refinery owned by Frontier Refining LLC, a subsidiary of HollyFrontier Corporation, and Denver, Colorado. The Frontier Refining 52,000 BPD refinery, with its ability to process up to 35,000 BPD of heavy Canadian crude and its close proximity to growing domestic crude production, is a significant supplier of petroleum products to the Denver market. The project will also evaluate the construction of a new petroleum products terminal in North Denver or, alternatively, the routing of the new pipeline to existing third-party product terminals in the Denver area. This infrastructure addition would ensure safe and reliable transport of petroleum products from Frontier Refining’s location-advantaged refinery to its largest market. Petroleum products produced at Frontier Refining’s Cheyenne, Wyoming refinery are currently transported to Denver on the Rocky Mountain Pipeline’s products line owned by Plains All-American.

HEP anticipates that it will be in a position to decide whether to proceed with these projects in the second quarter of 2013 when preliminary engineering and detailed project cost estimates are completed and if necessary shipper commitments can be secured.

About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 44% interest (including a 2% general partner interest) in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho, Utah, Kansas and Wyoming. In addition, Holly Energy owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area, and a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Utah to Las Vegas, Nevada and related product terminals.

Information about Holly Energy Partners, L.P. may be found on its website at http://www.hollyenergy.com.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “will,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of Holly Energy’s general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and Holly Energy’s general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor Holly Energy’s general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on Holly Energy’s pipelines and/or terminalled in Holly Energy’s terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and Holly Energy’s other customers;

•	the demand for refined petroleum products in markets HollyFrontier and Holly Energy serve;

•	HollyFrontier’s and Holly Energy’s ability to successfully purchase and integrate additional operations in the future;

•	HollyFrontier’s and Holly Energy’s ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at HollyFrontier refineries, including refineries utilizing Holly Energy’s pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	HollyFrontier’s and Holly Energy’s operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in HollyFrontier’s and Holly Energy’s Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:
Neale Hickerson
Julia Heidenreich
Investor Relations
Holly Energy Partners
214/954-6511